EXHIBIT 1.26

Notice to U.S. Investors

The proposed transaction relates to the securities of CaixaBank, S.A. and Bankia, S.A., both companies incorporated in Spain. Information distributed in connection with the proposed transaction and the related shareholder vote is subject to Spanish disclosure requirements that are different from those of the United States. Financial statements and financial information included herein are prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed transaction, since the companies are located in Spain and some or all of their officers and directors are residents of Spain. You may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares otherwise than under the proposed transaction, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed transaction.

The ordinary shares of CaixaBank, S.A. have not been and are not intended to be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States of America except pursuant to an applicable exemption from the registration requirements of such Act.

INSTRUCTIONS FOR ATTENDING THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS - DECEMBER 2020. PRIOR PROXY GRANTING AND REMOTE VOTING

INSTRUCTIONS FOR ATTENDING THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS, PRIOR PROXY GRANTING AND REMOTE VOTING

CONTENTS

I.	RIGHT OF ATTENDANCE.

II.	REMOTE PROXIES AND VOTING.

III.	OTHER MATTERS. TECHNICAL ISSUES.

IV.	TELEMATIC ATTENDANCE AT THE GENERAL MEETING.

V.	ACCESSIBILITY.

VI.	DATA PROTECTION.

The mechanisms for prior granting proxies and voting for the General Meeting by electronic means will be available on Bankia’s website (www.bankia.com) from 27 October 2020, and will close at midnight on the day prior to the date set for holding the Meeting on first call.

Without prejudice to the foregoing, in accordance with the provisions of article 31.6 of the Bylaws and article 20 bis of the Regulations of the General Meeting of Shareholders, the Board of Directors of the Company has resolved that shareholders entitled to attend and their representatives may attend the General Meeting by electronic means.

I.	RIGHT OF ATTENDANCE

Any individual or legal entity that holds or represents at least 500 shares of Bankia registered in the name of the holder or, if applicable, of the represented party in the corresponding accounting register five days prior to the date on which the General Meeting is to be held is entitled to attend.

Shareholders who wish to physically attend the General Meeting must accredit their ownership of the corresponding 500 shares of the Company at the entrance to the premises where the General Meeting is held, by means of the corresponding Attendance, Proxy and Remote Voting Card, which will indicate the number, class and series of the shares they own, as well as the number of votes they may cast. The Card will be issued by the Company or by the custodians of the shares to the holders of the shares providing evidence of having registered them five days prior to the date on which the General Meeting is to be held on first call.

For the purposes of providing proof of identity of the shareholders or of those validly representing them, on entry to the venue where the General Meeting is to be held the attendees may be asked, together with presentation of the Attendance, Proxy and Remote Voting Card, for proof of identity through the presentation of the National Identity Card or any other current, official document that is generally accepted for these purposes. The venue will be open to shareholders who hold or represent at least 500 shares from 11:00 a.m. onward, both on first and on second call, as the case may be.

If the current regulations limiting the capacity of the premises where the General Meeting is held remain in force as a result of the situation generated by Covid-19, in any case and in order to respect the equality of treatment of shareholders, access to the premises will be in strict order of arrival of shareholders and representatives.

In the event that the aforesaid capacity limit is reached and therefore it is not possible for more people to attend the General Meeting, the shareholders or their representatives are warned that at that time it will no

INSTRUCTIONS FOR ATTENDING THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS - DECEMBER 2020. PRIOR PROXY GRANTING AND REMOTE VOTING

longer be possible to participate through alternative means (voting and proxy prior to the General Meeting by remote communication means or attendance by electronic means), and therefore it is especially advisable to participate and register in advance through any of the alternative channels under the terms provided in this document.

Notwithstanding the provisions of the preceding paragraphs, the requirements and rules for telematic attendance of shareholders and proxies are regulated in the "Telematic attendance at the General Meeting" section of this document.

II.	REMOTE PROXIES AND VOTING

Shareholders may grant proxies and vote by remote means of communication before the General Meeting is held, in accordance with the provisions of articles 25 and 31 of the Bylaws and articles 8, 8 bis and 20 of the General Meeting Regulations. The mechanisms for on-line voting and granting of proxies prior to the Meeting will be available on the Bankia website (www.bankia.com) as from 27 October 2020, and will be closed at midnight of the day before the date scheduled for holding the General Meeting on first call.

The person in whose favour the proxy and vote are granted shall attend the General Meeting in person, either physically or by telematic means, provided that he or she reaches the minimum number of shares conferring the right to attend. In the event that the representative physically attends the General Meeting, he must hand in the Attendance, Proxy and Remote Voting Cardat the registration desks for entering shareholders, at the place and on the day indicated for the holding of the General Meeting and from one hour before the time scheduled for the beginning of the meeting. In the event that the representative attends the General Meeting telematically, he must follow the instructions provided in the "Telematic attendance at the General Meeting" section of this document.

Proxies may be revoked at any time and if the represented shareholder attends the General Meeting, whether physically or electronically, the proxy is automatically revoked. In any case, the provisions of paragraph "5. Deadline for delegation and voting prior to the General Meeting and priority rules" below must be complied with.

If the shareholder represented attends, the representative may not attend the General Meeting and if the representative attends, he or she will not be entitled to vote or participate in representation of that person and may be required to leave the General Meeting.

The proxy must be granted specifically for each General Meeting, in writing, and may be granted by remote means of communication.

If the shareholder has issued instructions, the representative will vote in accordance with said instructions and is obliged to keep a copy of them for one year after the date of the General Meeting.

The representative may represent more than one shareholder, with no limit regarding the number of shareholders represented. A proxy representing multiple shareholders may cast conflicting votes based on the instructions given by each shareholder.

The documents stating the proxies for the General Meeting must include at least the following information:

a)	Date on which the General Meeting is held and the Agenda.

INSTRUCTIONS FOR ATTENDING THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS - DECEMBER 2020. PRIOR PROXY GRANTING AND REMOTE VOTING
b)	Identity of the represented shareholder and the proxy. If not specified, the proxy will be deemed to have been granted to the Chairman of the Board of Directors, without prejudice to the provisions below with regard to conflict of interests.

c)	Number of shares held by the shareholder granting the proxy.

d)	Instructions on the way in which to cast the vote of the shareholder granting the proxy on each point on the Agenda.

The rules set out in the preceding paragraphs do not apply if the representative is the spouse, ascendant or descendent of the represented shareholder and is accredited as such, or if said representative has general power of attorney granted by public deed, with powers to manage all of the represented shareholder’s property in Spain, and presents said deed as evidence thereof.

In all cases, the number of shares represented will be calculated to establish the quorum obtained for valid constitution of the General Meeting.

The Chairman of the General Meeting or the persons designated to manage the meeting will be understood to be authorised to determine the validity of the proxies granted and compliance with the requirements for attendance at the General Meeting.

Shareholders casting votes remotely, whether by postal delivery or e-mail, will be considered to be in attendance for the purposes of the quorum of the General Meeting.

Pursuant to the provisions of the Bylaws and the Regulations of the General Meeting, the Board of Directors has developed the following rules applicable to remote proxies and voting prior to the General Meeting :

1.	Appointment of proxy by in-person or postal delivery

The shareholder may grant a proxy by completing the Attendance, Proxy and Remote Voting Card issued and sent to the shareholder’s address or made available to the shareholders by the Company on its website (www.bankia.com). The card must be duly signed by the shareholder and delivered to any of branches of the Bankia network or one of the Services Offices of the General Meeting, located at the following addresses:

Bankia, S.A. - Oficina de Atención a la Junta General de Accionistas.
Paseo de la Castellana nº 189, 28046 Madrid.

Bankia, S.A. - Oficina de Atención a la Junta General de Accionistas.
C/ Pintor Sorolla nº 8, 46002 Valencia.

The shareholder may likewise grant a proxy by completing the Attendance, Proxy and Remote Voting Card issued and sent to the shareholder’s address, signing it and delivering it, for these purposes, by postal delivery or any other similar courier service to the following address:

Bankia, S.A. - Dirección de Valores.
C/ Gabriel García Márquez nº 1, 28232 Las Rozas – Madrid.

Shareholders that are legal persons granting a proxy to a third party by postal delivery must enclose a copy of the authorisation of the individual who signs the Attendance, Proxy and Remote Voting Card and provide evidence of the authorisation by any other legally valid means.

INSTRUCTIONS FOR ATTENDING THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS - DECEMBER 2020. PRIOR PROXY GRANTING AND REMOTE VOTING
2.	Appointment by electronic means

Individuals may grant proxies or vote directly through the Electronic Service enabled on the Bankia website (www.bankia.com), by complying with the related instructions, detailing the proxies granted and the identity of the shareholders granting the proxies, including their electronic signatures based on an Electronic User Certificate issued by the Spanish Royal Mint (FNMT-RCM) or electronic DNI.

All electronic proxies (except those granted to the Chairman of the Board of Directors, to Directors or to the General Secretary of Bankia) must be printed and submitted, together with the identification document, by the designated representatives, to the staff responsible for registering the shareholders on the day and place of holding the General Meeting, within one hour prior to the time scheduled for the General Meeting to begin. In the case of electronic delegations sent through the Electronic Service enabled on the Bankia website and made in favour of persons who are going to attend the General Meeting by electronic means, the Telematic Attendance Platform enabled for this purpose on the website (www.bankia.com) will indicate to the representatives attending by electronic means the delegations received in their favour so that, if appropriate, they can accept them.

3.	Voting prior to the General Meeting by in-person or postal delivery

The same procedure shall be followed as for remote delegation by in-person or postal delivery provided for in paragraph 1 above.

4.	Electronic voting prior to the General Meeting

Individuals may cast their vote directly through the Electronic Service enabled on the Bankia website (www.bankia.com), following the relevant instructions and using their electronic signatures based on an Electronic User Certificate issued by the Spanish Royal Mint (FNMT-RCM) or electronic DNI.

5.	Proxy and voting period prior to the General Meeting and priority rules

5.1.	Time limits for receipt by the Company of proxy appointments and remote votes prior to the General Meeting, whether delivered in person or by postal delivery or by electronic means:

Proxies granted and votes cast by means of remote communication must be received by the Company before midnight on the day prior to the date scheduled for the holding of the General Meeting on first call, i.e. before midnight on 30 November 2020.

Votes cast remotely may only be rendered null and void by subsequent express revocation made by the same means and within the same term as those relating to the votes cast, by personal attendance, either physically or electronically, at the meeting of the shareholders who cast the vote, or due to the sale of the shares entitling the shareholders to vote, provided this is known by Bankia.

A remote vote may not be changed once cast, except through personal attendance at the meeting, either physically or electronically, of the shareholder who cast the vote or, in the case of electronic voting, through a subsequent valid vote cast within the established term, or through the revocation of the vote cast electronically within the established term or through the submission of the vote, within the stipulated time limit, by way of the Attendance, Proxy and Remote Voting Card.

5.2.	Rules on priority of proxies, remote voting and attendance in person:

a)	Priority of proxies, remote voting and attendance in person:

INSTRUCTIONS FOR ATTENDING THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS - DECEMBER 2020. PRIOR PROXY GRANTING AND REMOTE VOTING

Attendance in person at the General Meeting, either physically or electronically, of a shareholder who had previously granted a proxy or voted remotely, through whichever means for casting votes, will render said proxy or vote null and void, provided that the shareholder owns or represents at least 500 shares.

Votes cast through whichever means will render ineffective any proxy granted electronically or in writing either previously (in which case the proxy is deemed to have been revoked) or subsequently (in which case the proxy is deemed not to have been granted).

b)	Priority based on means used for granting the proxy or for casting the vote:

Where shareholders grant proxies validly both by electronic means and using the Attendance, Proxy and Remote Voting Card printed on paper, the latter takes priority over the former regardless of their respective dates.

Also, votes cast validly by handwritten signature on the Attendance, Proxy and Remote Voting Card printed on paper render votes made by electronic means ineffective, whether cast earlier or later.

c)	Priority based on the timing when the proxy appointment or vote were conferred:

Without prejudice to the provisions of section 5.2.b) above, which will take precedence over the provisions of this section, if a shareholder grants multiple proxies, the most recent proxy granted takes priority.

The same rule shall apply if a shareholder casts several votes, such that if a shareholder casts multiple and inconsistent votes, the vote cast most recently will have priority.

6.	Conflict of interest situations of the representative and rules of interpretation of the power of representation

Before being appointed, the proxy must advise the shareholder in detail as to whether a conflict of interest exists. If the conflict is subsequent to the appointment and the shareholder granting the proxy has not been advised of the possible existence of such conflict, the proxy-holder shall immediately inform the shareholder thereof. In both cases, if new instructions necessary for each of the matters in respect of which the proxy is to vote on behalf of the shareholder have not been received, the proxy must refrain from voting.

If the proxy has been validly granted in accordance with the law and the Meeting Regulations but instructions are not included for casting the vote of if doubts arise as to the recipient or the scope of the proxy, it will be understood that: (i) the proxy is granted to the Chairman of the Board of Directors; (ii) it refers to all the proposals forming part of the Agenda of the General Meeting; (iii) the vote will be cast in favour of the proposals made by the Board of Directors; and (iv) it also covers any points that may arise outside the Agenda, in respect of which the representative will cast a vote in the way he or she considers appropriate having regard to the corporate interest.

Unless indicated otherwise by the represented shareholder, where the representative is involved in a conflict of interest, representation will be understood to be granted to the Chairman of the Meeting, and if the latter is in a conflict of interest, to the Secretary of the General Meeting, except in those cases

INSTRUCTIONS FOR ATTENDING THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS - DECEMBER 2020. PRIOR PROXY GRANTING AND REMOTE VOTING

for which there are specific voting instructions for each of those points. If the Secretary of the General Meeting is also in a conflict of interest, he or she must abstain.

III.	OTHER MATTERS. TECHNICAL ISSUES.

Any of the co-owners of a deposit of shares may vote, grant proxies or attend. The rules of priority among them established in section 5 above will apply.

For the purposes of article 126 of the Corporations Act and article 7 of Bankia’s Bylaws, with the exception of cases in which the appointment of a representative of shares subject to joint ownership is expressly accredited, it is presumed that a co-holder performing an action at any given moment (granting a proxy, casting a vote or attending in person) has been designated by the other co-owners to exercise the shareholder rights.

Shareholders who are legal entities and shareholders who are not residents of Spain must consult the Service Office for the General Meeting of Shareholders to adapt, with due safeguards, the mechanisms for remote voting and proxy appointments to their specific circumstances.

Where the shareholder is a legal entity, it must notify any amendment to, or revocation of, the powers of attorney of its representative and, accordingly, Bankia accepts no liability until this notification has been made and provided that this occurs before the General Meeting begins.

Transfer of shares entitling shareholders to vote, of which Bankia is aware at least five days prior the date scheduled for holding the General Meeting, will render the votes cast and proxies granted null and void.

The shareholder is wholly responsible for custody of the electronic signature for using the electronic proxy appointment and voting service.

Technical issues.

Bankia reserves the right to modify, suspend, cancel or restrict the electronic voting and proxy mechanisms prior to the General Meeting when required or forced to do so for technical or security reasons.

Bankia will not be liable for any losses caused to the shareholders as a result of faults, overloads, line failures, connection failures, malfunctioning of the mail service or any other eventuality of an identical or similar nature beyond Bankia’s control that hinder the use of the electronic voting and proxy mechanisms prior to the General Meeting.

IV.	TELEMATIC ATTENDANCE AT THE GENERAL MEETING

Without prejudice to the provisions of the preceding paragraphs, in accordance with the provisions of article 31.6 of the Bylaws and article 20 bis of the Regulations of the General Meeting of Shareholders, the Board of Directors of the Company has resolved that shareholders entitled to attend and their representatives may attend the General Meeting by electronic means.

INSTRUCTIONS FOR ATTENDING THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS - DECEMBER 2020. PRIOR PROXY GRANTING AND REMOTE VOTING

In order to guarantee the identity of those attending, the correct and full exercise of their political rights, real-time interactivity and the appropriate development of the meeting, shareholders or representatives who wish to attend the General Meeting telematically must access the Telematic Attendance Platform through the "Telematic Attendance" link enabled for this purpose on the Company's website (www.bankia.com). Once the shareholder or its representative has registered on the Telematic Attendance Platform, it may attend, intervene and vote at the General Meeting through remote communication means in real time, all in accordance with the terms set out in the following sections.

Likewise, the person attending telematically will be able to follow the entire course of the General Meeting, which will be transmitted live (streaming) through the corporate website (www.bankia.com).

1.	Prior registration of shareholders and representatives and connection:

Shareholders who wish to attend the General Meeting by electronic means must:

a)	Pre-registration:

Register on the Telematic Attendance Platform enabled for this purpose on the website (www.bankia.com) following the instructions set out therein, accrediting their identity between 8:00 a.m. on 20 November 2020 and 23:59 p.m. on 30 November 2020, by one of the following means: (i) the National Electronic Identity Document; or (ii) an electronic signature based on an Electronic User Certificate issued by the Fábrica Nacional de Moneda y Timbre - Real Casa de la Moneda (FNMT-RCM). No registration of attendees will be accepted outside this period. The Company reserves the right to ask shareholders for any additional means of identification it deems necessary to verify their status as shareholders and to guarantee the authenticity of the vote or delegation.

b)	Connection as a telematic attendee:

Once registered in accordance with section a) above, the shareholder must connect as a telematic attendee by accessing the Telematic Attendance Platform set up for this purpose on the website (www.bankia.com), between 8:00 a.m. and 12:00 p.m. on the day of the General Meeting, accrediting itself by following the instructions established therein. Only those attendees who have been accredited in the period indicated may speak and/or vote at the General Meeting.

c)	Accreditation of the delegation by the representative:

In order for the representative to be able to attend the General Meeting telematically, he must accredit his delegation and identity to the Company by physically delivering or sending by postal delivery the Attendance, Proxy and Remote Voting Cards, as well as a copy of the National Identity Document, Foreigner's Identity Number or Passport of the representative (legal entities that are shareholders must also attach a copy of the powers of attorney of the natural person who signs the Card or accredit their powers of attorney by any other legally valid means), at the addresses and within the periods established in the "Delegation and remote voting" section above or by granting the delegation through the Electronic Service enabled on the Bankia website (www.bankia.com) following the instructions set out therein, under the terms and deadlines set out in the "Proxies and Remote Voting" section above.

Without prejudice to the aforesaid accreditation, the representatives must also register on the Telematic Attendance Platform enabled for this purpose on the website (www.bankia.com) and

INSTRUCTIONS FOR ATTENDING THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS - DECEMBER 2020. PRIOR PROXY GRANTING AND REMOTE VOTING

accredit themselves as telematic attendees under the same terms provided for in sections a) and b) above in relation to the shareholders.

2.	Exercise of the rights of intervention, information and proposal:

Shareholders or their representatives who, in exercise of their rights, wish to intervene telematically at the Meeting and, if appropriate, request such information or clarification as they may deem necessary regarding the items on the Agenda, the information accessible to the public that the Company has provided to the National Securities Market Commission since the last General Meeting was held and the auditor's report, or make such proposals as are permitted by Law, shall formulate their intervention or proposal in writing, sending an electronic communication with their intervention, with a maximum of 4.000 characters or by attaching their written intervention via the "Intervention" link on the Telematic Attendance Platform set up for this purpose on the website (www.bankia.com) from 8:00 a.m. on the day of the General Meeting until the Chairman of the Meeting opens the floor to speakers.

A telematic attendee who wishes his intervention to be recorded verbatim in the minutes of the Meeting must indicate this clearly and expressly in the text of the former.

The interventions of those attending by telematic means will be answered verbally during the General Shareholders' Meeting or in writing, within seven days of the meeting.

3.	Voting:

Votes on the proposals relating to items on the agenda may be cast via the "Voting" link on the Telematic Attendance Platform set up for this purpose on the website (www.bankia.com) from the start of the General Meeting at 12:00 a.m. until the end of the voting period for the proposed resolutions at the Meeting, which will be indicated in due course during the Meeting.

With regard to the proposed resolutions on those matters not included in the Agenda that have been presented in the legally admissible cases, those attending by telematic means may cast their votes through the "Voting" link of the Telematic Attendance Platform enabled for this purpose on the website (www.bankia.com) from the moment these proposals are read out during the General Meeting and until the conclusion of the voting period for the proposed resolutions during the Meeting is declared, which will be indicated in due course during the Meeting.

4.	Exercise by the telematic attendees of their right to formulate protests or reservations about the constitution of the Meeting:

The shareholders or representatives attending the General Meeting telematically may register the protests or reservations they have about the constitution of the General Meeting by sending an electronic communication through the "Intervention" link of the Telematic Attendance Platform enabled for this purpose on the website (www.bankia.com).

5.	Leaving the meeting:

Those attending by telematic means who wish to state their express abandonment of the General Meeting must do so by sending an electronic communication through the "Intervention" link of the Telematic Attendance Platform set up for this purpose on the website (www.bankia.com). Once they

INSTRUCTIONS FOR ATTENDING THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS - DECEMBER 2020. PRIOR PROXY GRANTING AND REMOTE VOTING

have communicated their express will to leave the meeting, all of their subsequent actions will be deemed not to have been taken.

6.	Other matters:

The Company shall not be liable for any damages that may be caused to the shareholder or representative as a result of the occasional unavailability of its website, as well as for breakdowns, overloads, line failures, connection failures or any other event of the same or similar nature, beyond the control of the Company, without prejudice to the adoption of the measures required in each situation, including the possible temporary suspension or extension of the General Meeting if necessary to guarantee the full exercise of their rights by the shareholders or their representatives.

V.	ACCESSIBILITY.

In order to help shareholders exercise their rights, persons with disabilities and elderly persons, and any other shareholder who may require assistance, may contact the General Shareholders Meeting Service Office by telephone (+34 91 787 75 75 or +34 91 602 46 75, Monday to Friday from 8:00 a.m. to 22:00 p.m.).

VI.	DATA PROTECTION.

Personal data sent by the shareholders or shareholders’ representatives to Bankia for the purpose of exercising their rights of information, attendance, proxy and voting at the General Meeting or that have been provided by the banks and securities dealers and brokers with whom the shareholders have deposited their shares, through Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A.U. (Iberclear), will be processed and stored in the databases of Bankia (C/Pintor Sorolla, 8, 46002, Valencia, with CIF A14010342) for the purpose of managing the development, compliance and control of the shareholder relationship and, where appropriate, of the representation in place in compliance with the requirements of the Corporations Act. All personal data included in the Attendance, Proxy and Remote Voting Card are necessary and mandatory in order to exercise attendance, proxy and voting rights, and participate in the presentation phase, if so requested. If the Card is not properly filled out, Bankia may refuse to perform the actions indicated above.

The shareholders will be responsible for obtaining the consent of the representatives they designate, if proxies are granted, in order for their personal data information to be processed by Bankia for the aforesaid purpose.

The details may be notified to the Notary who will attend the General Meeting and to third parties in exercise of the right of information provided for under law, or made accessible to the public to the extent that they form part of the documentation available on the Company website (www.bankia.com) or are stated at the General Meeting, which may be the subject of audio-visual recording and public broadcast on the website. By attending the General Meeting, participants give their consent to such recording and broadcasting.

Shareholders or their representatives may at all times exercise their rights to transfer, access, rectify, cancel, object to, or limit the use of their personal data, by writing to protecciondedatos@bankia.com or to the address Apartado de correos nº 61076 Madrid 28080, with the heading "Protección de datos-Accionistas" (Protection of Shareholders’ Data) and including proof of identity.